Exhibit 5

411 East Wisconsin Avenue Suite 2400 Milwaukee, Wisconsin 53202-4426 414.277.5000 Fax 414.271.3552 www.quarles.com	Attorneys at Law in Chicago Indianapolis Madison Milwaukee Naples Phoenix Scottsdale Tampa Tucson Washington, D.C.
Writer’s Direct Dial: 414.277.5169 E-Mail: joseph.masterson@quarles.com

June 5, 2017

Weyco Group, Inc.

333 W. Estabrook Boulevard

Milwaukee, Wisconsin 53212

Re:      Weyco Group, Inc. 2017 Incentive Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Weyco Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of 1,500,000 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2017 Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the Plan; (iv) the corporate proceedings relating to adoption and approval of the Plan and related matters; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of public officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation incorporated and validly existing under the laws of the State of Wisconsin.

2.	The Shares to be issued from time to time pursuant to the Plan which are original issuance shares or treasury shares, including shares bought on the open market or otherwise for the purposes of the Plan, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP